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                                                                  EXHIBIT 10.155


                                    AGREEMENT

         This Agreement dated as of December 16, 1998 is between Insurance Auto Auctions, Inc. (the "Company") and James P. Alampi ("Executive").

         WHEREAS, Executive has announced his resignation as President and Chief Executive Officer of the Company.

         NOW THEREFORE, for due consideration, the sufficiency of which is hereby acknowledged by the Company and Executive, the Company and Executive hereby agree as follows:

         1. Salary. Executive will be paid his base salary through December 31, 1998.

         2. Payment. Executive will be paid a cash lump sum payment of $100,000, such payment representing (a) the bonus earned by Executive under the Officer Incentive Plan for the fiscal year ending December 31, 1998; and (b) consideration for resigning as a director of the Company and as a director of any and all subsidiaries of the Company, effective as of December 16, 1998. Execution of this Agreement by Executive and the Company will constitute Executive's written notice of such resignation and the Company's acceptance of such resignation.

         3. Resignation of Position. Executive will resign as President and Chief Executive Officer of the Company, and from any and all positions held with any subsidiary of the Company, effective as of the date Executive receives his final paycheck from the Company representing his salary earned through December 31, 1998. Execution of this Agreement by Executive and the Company will constitute Executive's written notice of such resignation and the Company's acceptance of such resignation.

         4. Stock Options. Effective as of December 15, 1998, Executive became vested in (a) an additional 25% of the Stock Options granted to him on March 11, 1996; and (b) 100% of the Stock Options granted to him on January 2, 1998. As a result, Executive will be vested in the Stock Options previously granted to him as follows:


                        Shares             Shares Vested              Shares            Shares
Date of Grant     Subject to Option      Prior to 12/15/98       Vesting 12/15/98       Forfeited
-------------     -----------------      -----------------       ----------------       ---------
March 11, 1996        156,800                 78,400                  39,200            39,200
March 11, 1996         43,200                 21,600                  10,800            10,800
January 2, 1998        20,000                    0                    20,000               0



The portion of the Options that are not vested as of the date hereof will be forfeited as of such date and Executive will not become further vested in any portion of the Options after such date. Executive may exercise the portion of the vested Options until the date that is 90 days after the 1999 annual meeting of shareholders of the Company to be held on June 16, 1999, or September 14, 1999. Any portion of the Options not exercised as of September 14, 1999 will terminate on September 15, 1999.

         This Section 4 hereby amends the Notices of Grant of Stock Option and the Stock Option Agreements previously entered into by the Company and the Executive with respect to the above-described Options.

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         5. Release. In consideration of the agreement of the foregoing,
Executive does hereby fully, finally and unconditionally release and forever discharge the Company and its parent, subsidiaries and affiliated corporations and all their former and present officers, directors, employees and agents, and all their respective predecessors, successors and assigns (collectively, "Released Parties"), in their corporate, personal and representative capacities, from any and all obligations, charges, rights, claims, damages, costs, attorneys' fees, suits and demands, of any and every kind, nature and character, known or unknown, liquidated or unliquidated, absolute or contingent, in law and in equity, enforceable under any local, state or federal common law, constitution, statue or ordinance, which arise from or relate to the Executive's past employment with the Company or the termination thereof or any past actions or omissions of the Company or any of the Released Parties, including without limitation, rights and claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act of 1990, as amended, the Age Discrimination in Employment Act of 1967, as amended, and any other employment-related laws, and Executive agrees not to sue or to file any actions against the Company or any of the Released Parties with respect to claims covered by this release; provided, however, that this release does not release any rights Executive may have for indemnification under any applicable law or the Company's standard form of Indemnification Agreement.

         Executive has been advised to consult an attorney prior to executing this Agreement. Executive has twenty-one (21) days from the date of this Agreement to accept the terms of this Agreement and may accept and execute this Agreement within those 21 days. Once Executive executes this Agreement, he has seven (7) days in which to revoke such acceptance and any attempt to revoke this Agreement after such 7 day period will be ineffective.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first set forth above.

                                        INSURANCE AUTO AUCTIONS, INC.


                                        By:  /s/ Gaspare G. Ruggirello
                                             --------------------------
                                        Title:  Vice President
                                              -------------------------

                                        EXECUTIVE


                                        /s/ James P. Alampi
                                        -------------------







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